Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-256179) on Form S-8 of our report dated March 26, 2025, relating to the financial statements of Beyond, Inc. 2021 Employee Stock Purchase Plan, appearing in this Annual Report on Form 11-K for the year ended December 31, 2024.

/s/ KBF CPAs - Audit, LLP

Lake Oswego, Oregon
March 26, 2025